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                                                                      EXHIBIT 11


                         The Randers Group Incorporated
                                Exhibit 6(a)-11
          Statement Regarding Computation of Earnings (Loss) Per Share

Primary Earnings Per Share

        Net income (loss) per share is computed on the basis of the weighted average number of common and dilutive common equivalent shares outstanding during each period. The number of shares used in computing net income (loss) per share for each of the periods included herein are as follows:

                                          Weighted Average
                      Weighted Average   Number of Dilutive
                      Number of Common    Common Equivalent
                     Shares Outstanding  Shares Outstanding        Total
                     ------------------  ------------------   --------------
Six Months Ended

 June 30, 1997           14,115,682             ---             14,115,682
 June 30, 1996           14,115,682             ---             14,115,682

Three Months Ended

 June 30, 1997           14,115,682             ---             14,115,682
 June 30, 1996           14,115,682             ---             14,115,682